UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	February 22, 2008

CHINA SKY ONE MEDICAL, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-26059	87-0430322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 1706, No. 30 Di Wang Building, Gan Shui Road, Nandang District, Harbin, People’s Republic of China 150001
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:	86-451-53994073 (China)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of February 22, 2008 (the “Effective Date”), the board of directors of the Company (the “Board”) authorized an increase in the number of directors on the Board from three (3) to seven (7), and appointed Song Chun Fan, Jiang Qi Feng, Zhao Jie and Qian Xu Feng to fill the vacancies created as a result of such increase, to serve until such time as their successors shall be duly elected, unless they resign, are removed from office, or are otherwise disqualified from serving as directors of the Corporation. The biographies of Song Chun Fan, Jiang Qi Feng, Zhao Jie and Qian Xu Feng are provided below.

At the same time, the Board appointed:

•	Qian Xu Feng, Jiang Qi Feng and Song Chun Fan to serve as members of the Company’s newly-formed Finance Committee;

•	Song Chun Fan, Zhao Jie and Jiang Qi Feng to serve as members of the Company’s newly-formed Executive Committee;

•	Zhao Jie, Qian Xu Feng and Song Chun Fan to serve as the members of the Company’s newly-formed Nominating and Governance Committee;

•	Qian Xu Feng, Jiang Qi Feng and Song Chun Fan to serve as the members of the Company’s newly-formed Compensation Committee; and

•	Jiang Qi Feng, Zhao Jie and Qian Xu Feng to serve as the members of the Company’s newly-formed Audit Committee.

The Board believes, in good faith, that Jiang Qi Feng qualifies as an “audit committee financial expert” as defined under Item 401(c) of Regulation S-B.

While the Company’s securities are not trading on a national securities exchange or Nasdaq, the Company’s Board believes, in good faith, that Song Chun Fan, Jiang Qi Feng, Zhao Jie and Qian Xu Feng would all qualify as independent directors under the rules of the American Stock Exchange Company Guide (the “AMEX Company Guide”), because they (i) do not currently own a significant percentage of Company’s shares, (ii) are not currently employed by the Company, (iii) have not been actively involved in the management of the Company, and (iv) do not fall into any of the enumerated categories of people who cannot be considered independent directors under the AMEX Company Guide.

Song Chun Fan, 68, joined our board of directors on February 22, 2008. From 1964 to the present, Song Chun Fan has been employed by the First Clinical College of Harbin Medical University in Heilongjiang, China, where he has served as the Director of the Surgery Research Room and the Director of graduate students of the Surgery Department since 1996. From 1998 to the present, Song Chun Fan has been the acting Director of the Heilongjiang Professional Surgery Committee, the Commissary of the Degree Commission of China, the Director of the Key Laboratory of Cell Transplantation of the Ministry of Public Health of China, the Vice-Chairman of the Heilongjiang Medicine Association, the Vice-Chairman of the Heilongjiang Physician Association, and the Director of Heilongjiang (Special) Medical Treatment Application Administration Committee. Song Chun Fan received a Bachelor’s Degree in Medical Treatment from Harbin Medical University in 1964.

Jiang Qi Feng, 25, joined our board of directors on February 22, 2008. From September 2006 to the present, Jiang Qi Feng has served as a Teaching Assistant and a Research Assistant at Simon Fraser University in Canada, where he specializes in biology statistics, biology research and probability. Jiang Qi Feng received a Masters Degree in Computer Science from Simon Fraser University in 2006, and Bachelor’s Degrees in Bio-Statistics and Mathematics from the University of British Columbia in 2005.

Zhao Jie, 45, joined our board of directors on February 22, 2008. From 1999 to the present, Zhao Jie has served as the Tissue Specialist of the Replant Department of Capital Health Transplant Services in Alberta, Canada, responsible for various aspects of tissue transplantation, including determining donee acceptability, processing and preserving tissue, performing surgical procedures, and quality control. In addition, Zhao Jie has written and published several books and articles regarding tissue transplantation. Zhao Jie has received awards from Capital Health for Quality and Safety (2006), Recognition of Excellence and Achievement (2002), and Teamwork (2002). Zhao Jie received a Bachelor’s Degree in Medicine from Harbin Medical University in 1988.

Qian Xu Feng, 40, joined our board of directors on February 22, 2008. From March 2005 to the present, Qian Xu Feng has been employed by Moody’s Investors Service; from May 2007 to the present, as the Vice President and Senior Analyst, from May 2006 to May 2007, as the Assistant Vice President and Quantitative Analyst, and from March 2005 to April 2006, as the Quantitative Analyst. Prior to that, from June 2004 until February 2005, Qian Xu Feng was the Research Fellow of the Furman Center for Real Estate and Urban Policy of New York University, where she conducted empirical quantitative research in various aspects of commercial and residential properties. From September 1990 to July 1996, Qian Xu Feng was an Assistant Professor of Economics at the Beijing Normal University. Qian Xu Feng received a Ph.D. in Economics from Rutgers University in 2004, a Masters Degree in Economics from Rutgers University in 2001, a Masters Degree in Accounting from City University of New York in 1999, and a Bachelor’s Degree in Economics from Beijing Normal University in 1990.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA SKY ONE MEDICAL, INC. (Registrant)

Date: February 28, 2008	By:	/s/ Liu Yan Qing
Liu Yan Qing
Chairman, Chief Executive Officer and President